EXHIBIT 99


              PROFFITT'S, INC. COMPLETES CASH TENDER
                      OFFER FOR SENIOR NOTES

                                         Contact:  Charles Hansen
                                                   (205) 940-4600

Birmingham, Alabama (September 9, 1998) Department store retailer Proffitt's, Inc. (NYSE.:PFT) today announced it had completed its August 27, 1998 cash tender offer for the $125 million outstanding principal amount of its 8-1/8% Senior Notes due May 15, 2004. All of the Notes outstanding were tendered pursuant to the offer and were purchased by the company. None of the Notes remains outstanding.

Proffitt's, Inc. currently operates 231 department stores and four free-standing furniture stores under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. The Company's annual revenues exceed $3.5 billion.

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